Exhibit 10.1

December 15, 2010

Mr. David Greenfield

Dear David,

I am pleased to confirm the details of our offer of employment to join The Hanover Insurance Group, Inc. (“THG” or the “Hanover”). As we discussed, you would join the Hanover on or about December 15, 2010, initially with the title Executive Vice President- Senior Finance Officer, reporting to Frederick H. Eppinger, President and Chief Executive Officer of THG. You would have such duties and responsibilities as shall be assigned to you by Mr. Eppinger. Our expectation is that Mr. Steven Bensinger would continue as Chief Financial Officer and Principal Accounting Officer until on or about March 1, 2011. At that time, you would assume the responsibilities and title of Chief Financial Officer and the responsibilities of Principal Accounting Officer. The material terms and conditions of this offer letter are contingent upon approval from the Compensation Committee of the Board of Directors. The offer is also contingent upon a satisfactory reference and background check. The terms of your employment are as follows:

1.	Effective on your first day (your “Employment Date”), your salary will be payable in biweekly installments of approximately $20,769.23, which annualizes to $540,000. Our current performance management practices include annual performance reviews with performance measures which include predetermined goals. Salaries for senior officers are generally reviewed every 18-24 months.

2.	You will participate in the 2011 Annual Short-Term Incentive Compensation Program (IC) at a target of 90% of your 2011 base salary; you will have the potential to earn up to 2x this target award. The target financial goals will be established by the Compensation Committee in the first quarter of 2011 in accordance with The Hanover Insurance Group, Inc. 2009 Short-Term Incentive Compensation Plan. Any IC payment is contingent upon you being employed at The Hanover Insurance Group, Inc. at the time the payment is made and is otherwise subject to the terms and conditions of the program.

Mr. David B. Greenfield

December 15, 2010

3.	In conjunction with your commencement of employment with THG, you will be granted equity awards with an aggregate targeted value of approximately $900,000, as set forth below. The awards will be comprised of a combination of (1) stock options, (2) time-based restricted stock units (“RSUs”) and (3) performance-based restricted stock units (“PBRSUs”). The stock options and RSUs will be granted on your Employment Date, will have a grant price based on the closing price of THG shares on such date and shall vest in three equal annual installments commencing on the first anniversary of the grant date. We will determine the number of PBRSUs to grant to you based on the closing price of THG shares on that date, but the actual grant of PBRSUs will not occur until such date as the Compensation Committee makes annual grants to other executive officers of THG in the first quarter of 2011 and will be subject to such terms and conditions, including vesting terms, as are determined by the Compensation Committee at such time. The grant of all such equity-based awards is subject to approval by the Compensation Committee of the Board of Directors. Such stock options, RSUs and PBRSUs shall be subject to the terms and conditions of The Hanover Insurance Group, Inc. 2006 Long-Term Incentive Plan, the terms established by the Compensation Committee and the terms and conditions set forth in the applicable grant agreements.

4.	You will be eligible to participate in The Hanover Insurance Group’s benefit programs, including, but not limited to, Group Medical, Dental, Life, Short and Long Term Disability Insurance, and The Hanover Insurance Group Retirement Savings Plan. Eligibility for and entitlement to benefits are determined by the terms and conditions of the applicable benefit plans. A special attachment includes information on our Nonqualified Retirement Savings Plan, which is available to those employees who may have total compensation (annualized salary and bonuses) in excess of certain statutory limits (currently $245,000 or more).

5.	You will be eligible to receive relocation assistance under the current Hanover Insurance Group Relocation program. If your employment with the Hanover is terminated within two years of your Employment Date under any of the circumstances described in the Relocation Expense Agreement, then you agree to repay all or a portion of the amounts paid under this program pursuant to the terms and conditions of such agreement. A copy of the program is enclosed for your information. In order to receive this benefit, it is required that you sign and return the enclosed Relocation Expense Agreement.

6.	You will be eligible to participate in the financial planning program currently available to other senior executives. Additional information will be provided.

7.	You will be eligible to earn four (4) weeks vacation annually.

8.

If your employment is involuntarily terminated within thirty-six (36) months from your Employment Date without “cause” or your duties or responsibilities change, without your consent, in a material and adverse manner (i.e. such

Mr. David B. Greenfield

December 15, 2010

change is effectively a demotion and a material diminution of your responsibilities), then you will be eligible to receive severance compensation equal to 52 weeks’ base compensation payable in a single lump sum cash payment to be paid on a date selected by the Company that is not later than sixty days after your termination of employment; provided that you execute and return to the Company a separation agreement that is acceptable to the Company (the “Severance Agreement”) that is irrevocable by a date that is not later than fifty-three days after your termination of employment. In the event that you believe these provisions are triggered, you must give the Company written notice within 10 business days of the occurrence of such triggering and a proposed termination date 30 days thereafter. The Company shall have the right to cure within 30 days of receipt of said notice. The Severance Agreement will have a release, non-solicitation, confidentiality, and non-disparagement provisions, along with other terms acceptable to the Company. To the extent that you are subject to protection under the Age Discrimination in Employment Act and the Older Workers’ Benefit Protection Act (“OWBPA”) at the time your employment is terminated, any negotiations and/or revisions made or to be made to the “general release” and/or other form of Severance Agreement to be executed at the time of termination shall not affect or extend the applicable 21-day or 45-day review period under the OWBPA whether such revisions are material or immaterial. References in this section to a “termination of employment” shall mean a “separation of service” as defined by Section 409A of the Internal Revenue Code of 1986 (the “Code”). The provisions of this paragraph 8 shall be wholly inapplicable if your termination or change is related to a “Change in Control” (or similar term) as defined in the Change-in-Control Plan (as in effect from time-to-time and as defined in paragraph 9 below). As used in this paragraph, the term “cause” shall have the meaning set forth in the Company’s 2006 Long-Term Incentive Plan.

9.	Subject to the approval of the Compensation Committee of the Board of Directors, you will also be eligible to participate in The Hanover Insurance Group, Inc. Amended and Restated Employment Continuity Plan (the “Change-in-Control Plan”) as an “Executive Tier Participant” with a 3X “Multiplier”; provided, however, that the Section 280G excise tax “gross up” provision set forth in Section 6.2 thereof shall be inapplicable. A copy of the plan will be sent under separate cover.

10.	As a condition of employment, all employees will be paid through Electronic Funds Transfer (EFT). You may have your pay deposited into as many as four accounts.

Mr. David B. Greenfield

December 15, 2010

11.	Under the Federal immigration law, you will be required to complete an I-9 form verifying your employment eligibility in the United States. Refer to the enclosed materials for a list of acceptable forms of documentation. Be sure to bring the appropriate documents with you to New Employee Orientation on your first day of work.

12.	This offer letter briefly summarizes some of the terms and conditions of your employment. This letter is not and should not be construed as an employment contract. Employment at the Hanover Insurance Group is at-will. This means that you or the Company can terminate the employment relationship at any time, for any reason or no reason at all, with or without cause or notice.

As a condition of your employment, you agree that you will (i) not, directly or indirectly, during the term of your employment with the Hanover, and for a period of two years thereafter, hire, solicit, entice away or in any way interfere with the Hanover’s relationship with, any of its officers or employees, or in any way attempt to do so or participate with, assist or encourage a third party to do so, (ii) at all times neither disclose any of the Hanover’s confidential or proprietary information to any third party, nor use such information for any purpose other than for the benefit of the Hanover and in accordance with Hanover policy, (iii) not, during the term of your employment with the Hanover, and for a period of two years thereafter, interfere with or seek to interfere with, the Hanover’s relationships with any of its policyholders, customers, clients, agents or vendors, (iv) at all times comply with the Hanover’s Code of Conduct and other policies and procedures as in effect from time to time, and (v) be subject to the terms of the Company’s Policy Regarding Recoupment of Formulae-Based Performance Compensation, as the same may be amended from time to time (a copy of the policy will be sent under separate cover).

For the purposes of this provision, “confidential” or “proprietary” information shall include any information concerning the business, prospects, and goodwill of the Hanover including, by way of illustration and not limitation, all information (whether or not patentable or copyrightable) owned, possessed or used by the Hanover including, without limitation, any agent or vendor information, client information, potential agent or client lists, trade secrets, reports, technical data, computer programs, software documentation, software development, marketing or business plans, unpublished financial information, budgeting/price/cost information or agent, broker, employee or insureds lists or compensation information, except to the extent such information is otherwise legally and publicly available.

Please be advised that to the extent you are subject to any employment or contractual obligations to your current or past employer(s), the Hanover expects you to comply with such obligations and to inform the Hanover accordingly. You acknowledge that you have provided the Hanover with copies of any agreement or employment policy, including any code of conduct, that may set forth your continuing obligations to your current or past employer(s), and that you are not aware of any agreement or employment policy that will prevent you from fulfilling your responsibilities to the Hanover.

Mr. David B. Greenfield

December 15, 2010

David, we are very excited at the prospect of you joining The Hanover team! Please don’t hesitate to call me at 1-508-XXX-XXXX or 917-XXX-XXXX, if you have any questions.

Sincerely,

/s/ Bryan D. Allen
Bryan D. Allen
Chief Human Resources Officer

Signed:

/s/ David B. Greenfield	December 15, 2010
Mr. David B. Greenfield	Date

cc: Frederick H. Eppinger

      J. Kendall Huber

      Deborah Mathews Finch

Enclosed are two copies of your offer letter. Upon acceptance, please sign one copy and return all pages in the enclosed postage-paid envelope prior to your start date. The second copy is for your records.